UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934


                         VIRUS RESEARCH INSTITUTE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   927920108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                 GEORGE H. HOWARD, III, DILLON, READ & CO. INC.,
              535 MADISON AVENUE, NEW YORK, NY 10022 (212) 906-7324
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)


                                March 21, 1997
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |X|.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 99 Pages

                                  SCHEDULE 13D

---------------------------------   ----------------------------------------
CUSIP No. 927920108                     Page     2      of    99      Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
----------------------------------------------------------------- --------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dillon, Read Holding Inc.
          I.R.S. No. 13-3634771
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER
        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        902,963
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       902,963
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Dillon, Read Holding Inc. disclaims beneficial ownership of 902,963 shares attributed to it through its ownership of Dillon, Read Inc.
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          10.25%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          HC
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 2 of 99 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 927920108                     Page     3      of    99    Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dillon, Read Inc.
          I.R.S. No. 13-3404336
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        902,963
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       902,963
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Dillon, Read Inc. disclaims beneficial ownership of 902,963 shares attributed to it through its ownership of Dillon, Read and Co. Inc..
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          10.25%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          HC
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 3 of 99 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 927920108                     Page     4      of   99      Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dillon, Read & Co. Inc.
          I.R.S. No. 13-1939216
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Connecticut
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        902,963
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       902,963
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          The reporting person reports 902,963 shares held for managed accounts and the reporting person disclaims beneficial ownership of such shares.
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          10.25%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          BD
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 4 of 99 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 927920108                     Page     5      of   99      Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Concord Partners II, L.P.
          I.R.S. No. 13-3421365
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                             |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        682,921
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       682,921
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          682,921
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          7.75%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 5 of 99 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 927920108                     Page     6      of     99    Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Lexington Partners IV, L.P.
          I.R.S. No. 13-3665818
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        9,182
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       9,182
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          9,182
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .1%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 6 of 99 Pages

Item 1.  Security and Issuer

          This Schedule 13D relates to the common stock (the "Common Stock") of Virus Research Institute, Inc. (the "Company"), whose principal executive offices are located at 61 Moulton Street, Cambridge, Massachusetts 02138.

Item 2.  Identity and Background

          This statement is filed by each of the following persons:
(i) Dillon, Read Holding Inc. ("DR Holding"); (ii) Dillon, Read Inc. ("DRI"); (iii) Dillon, Read & Co. Inc. ("Dillon Read"); (iv) Concord Partners II, L.P. ("Concord II"); and Lexington Partners IV, L.P. ("Lexington IV"), which are sometimes referred to collectively herein as the "Reporting Persons." Concord II and Lexington IV are sometimes referred to collectively herein as the "Funds."

          DR Holding is a corporation organized under the laws of the State of Delaware, whose principal office and business address is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The principal business of DR Holding is the ownership of all of the outstanding shares of common stock of DRI.

          DRI, a wholly owned subsidiary of DR Holding, is a corporation organized under the laws of the State of Delaware, whose principal office and business address is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. Dillon Read, a wholly owned subsidiary of DRI, is a corporation organized under the laws of the State of Connecticut, whose principal office and business address is 535 Madison Avenue, New York, New York 10022. The principal business of DRI is the ownership of all of the outstanding shares of common stock of Dillon Read, whose principal business is investment banking and securities brokerage and trading.

          Concord II, a limited partnership organized under the laws of the State of Delaware, has its principal office and business address at 535 Madison Avenue, New York, New York 10022. The principal business of Concord II is investing in venture capital transactions.

          Lexington IV, a limited partnership organized on behalf of certain officers of Dillon Read to invest in securities issued in transactions in which Dillon Read is involved, was formed under the laws of the State of Delaware and has its principal office and business address at 535 Madison Avenue, New York, New York 10022.

          The partnership agreement with respect to Concord II provides that the management, operation and investment policy (which includes the right to vote or power to direct the disposition of securiites) of the partnership shall be vested exclusively in its general partner, which is Venture Associates II, L.P. ("Venture Associates II"). Venture Associates II is a limited partnership organized for the purpose of being the general partner of Concord II. Pursuant to the Concord II partnership agreement, Venture Associates II may delegate its authority to manage Concord II to another party. Dillon Read has been appointed manager of Concord II by Venture Associates II, and as such, has the power to vote and the power to dispose of the securities reported in this Schedule 13D as being owned by Concord II.

          The partnership agreement with respect to Lexington IV provides that the management, operation and investment policy (which includes the right to vote and power to direct the disposition of securities) of Lexington IV shall be vested exclusively in its general partner, which is DRMC Inc. DRMC Inc. is wholly owned by DRI, and as such, DRI may have the power to vote and the power to dispose of the securities reported in this Schedule 13D as being owned by Lexington IV.

          The names, addresses, citizenships and principal occupations or employments of the respective directors and executive officers of DR Holding, DRI and Dillon Read are set forth in Exhibits A, B and C, respectively, attached hereto, which are incorporated herein by reference.

            Except as set forth in Exhibits A, B and C hereto and in the following paragraph, none of the Reporting Persons, nor, to the best knowledge of any of the Reporting Persons, any other person identified pursuant to this
Item 2, within the last five years was (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violations of such laws.

            On January 16, 1992, Dillon Read (along with 97 other securities firms), without admitting or denying any findings, consented to the entry of an Order in settlement of an SEC Administrative Proceeding (File No. 3-7646) entitled In the Matter of the Distribution of Securities Issued by Certain Government Sponsored Enterprises ("GSE"). The Order stated the SEC's findings that Dillon Read made and kept certain records that did not accurately reflect Dillon Read's customers' orders for certain GSE securities in violation of
Section 17(a) (and Rules 17a-3 and 17a-4 thereunder). The Order further provided that Dillon Read shall cease and desist from any violation in the future, pay a penalty of $100,000, and maintain policies and procedures reasonably designed to ensure future compliance with the provisions of Section 17(a) and Rules 17a-3 and 17a-4 thereunder.

Item 3.  Source and Amount of Funds or Other Consideration

          On March 17, 1993, Dillon Read, as agent, Concord II and Lexington IV purchased Series B Preferred Stock ("Series B Preferred Stock"). On April 21, 1994, Dillon Read, as agent, Concord II and Lexington IV purchased Series C Preferred Stock ("Series C Preferred Stock", and, together with the Series B Preferred Stock, the "Preferred Stock".) On each of October 4, 1995, November 13, 1995 and December 13, 1995, Dillon Read, as agent, and Concord II purchased promissory notes of the Company (collectively, the "Promissory Notes"). The Preferred Stock and the Promissory Notes were convertible into Common Stock.

          With respect to the investments made by each of the Funds in the Company, Concord II and Lexington IV purchased the shares of the Company purchased by it with partnership funds made available to it pursuant to a capital call from its limited partners. As set forth under Items 5 and 6 below, 210,860 shares of Common Stock (including 2,764 warrants) owned of record by Dillon Read (the "Agency Shares") are held by it as agent for certain managing directors, former managing directors, officers and former officers of Dillon Read listed on Exhibit D, attached hereto and incorporated herein by reference, under powers of attorney pursuant to which Dillon Read has been granted sole voting power and sole investment power with respect to such securities. The source and the aggregate amount of funds used to purchase the Common Stock by each of the persons listed on Exhibit D hereto is set forth in Exhibit D hereto. The table below sets forth the aggregate amount of funds used in making the purchases of the Common Stock by each of the Funds and Dillon Read, as agent.


                                 Common Stock
                                 Originally            Total Price of
Purchaser                        Purchased(1)           Common Stock
---------                        ------------          --------------

Concord II                        861,736              $3,870,335.95
Lexington IV                        9,182                  41,999.65
Dillon Read                       208,096                 947,347.90



Item 4.  Purpose of Transaction

          All of the shares of Common Stock were acquired by the Reporting Persons in transactions originally involving investments in the Company by the Reporting Persons, as more fully described in Item 3 of this Schedule 13D.

          The Funds acquired the Common Stock owned of record by them in the ordinary course of their respective investment activities and as contemplated by their organizational documents. Dillon Read acquired the 210,860 Agency Shares (including 2,764 warrants) owned of record by it pursuant to powers of attorney executed by the individuals listed on Exhibit D hereto.

            By reason of Dillon Read's relationship with the Funds (see Item 2), Dillon Read may be in a position to influence whether the Company engages in certain corporate transactions, including those transactions enumerated under paragraphs (a) through (j) of Item 4 of Schedule 13D.


--------

1 Represents the number of shares of Common Stock of the Company issued upon conversion of the Preferred Stock and the Promissory Notes.

            Except as described in this Statement, as of the date hereof, the Reporting Persons have not formulated any specific plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company; (c) a sale or transfer of a material amount of assets of the Company; (d) any change in the present board of directors or management of the Company, including any plans or proposals to change the number or term of directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board; (e) any material change in the present capitalization or dividend policy of the Company; (f) any other material change in the Company's business or corporate structure; (g) changes in the Company's charter or bylaws or other actions which may impede the acquisition of control of the Company by any person; (h) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;
(i) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Act"); or (j) any action similar to any of those enumerated above.

Item 5.  Interests in Securities of the Issuer

          (a) By reason of their relationship with Dillon Read (see Item 2), as of March 21, 1997, DR Holding and DRI may be deemed pursuant to Rule 13d-3 under the Act ("Rule 13d-3") to beneficially own 902,963 shares of Common Stock (including 20,449 warrants), representing 10.25% of the outstanding shares of Common Stock reported by the Company to be outstanding at December 31, 1996 (the "Outstanding Shares"). DR Holding and DRI disclaim beneficial ownership of all shares of Common Stock held by Dillon Read and the Funds.

          By reason of Dillon Read's relationship with the Funds (see Item 2), as of March 21, 1997, Dillon Read may be deemed pursuant to Rule 13d-3 to beneficially own 902,963 shares of Common Stock (including 20,449 warrants)(and including the 210,860 Agency Shares held by Dillon Read as agent for the persons listed on Exhibit D hereto), representing 10.25% of the Outstanding Shares.

          As of March 21, 1997, Concord II beneficially owns 682,921 shares of Common Stock (including 17,685 warrants), representing 7.75% of the Outstanding Shares. Lexington IV beneficially owns 9,182 shares of Common Stock, representing .1% of the Outstanding Shares.

          In addition, as of March 21, 1997, DRI and the individuals named in Exhibit D hereto may be deemed to beneficially own the 210,860 Agency Shares (including 2,764 warrants), representing 2.4% of the Outstanding Shares; however, pursuant to powers of attorney executed by each such individual in favor of Dillon Read, Dillon Read has been granted sole voting power and sole investment power with respect to the Agency Shares. Accordingly, each such person disclaims beneficial ownership of the Agency Shares held by Dillon Read for his economic benefit. The name of each such person and the number of Agency Shares and other shares of Common Stock and the percentage of the Outstanding Shares as to which each such person disclaims or affirms beneficial ownership are set forth in Exhibit D hereto, which is incorporated herein by reference.

            Except as set forth herein, to the best knowledge of the Reporting Persons, none of the other persons identified in this filing currently owns, or has any right to acquire, any shares of the Common Stock.

          (b) As noted in Items 2 and 5(a), Dillon Read has the voting power and investment power with respect to the shares of Common Stock reported in this Statement as being beneficially owned by the Funds, and with respect to the Agency Shares. By reason of their relationship with one another, Dillon Read, DRI and DR Holding may be deemed to share voting and dispositive powers as to all of the shares of Common Stock reported in Item 5(a) that Dillon Read may be deemed to beneficially own; however, as noted above, DR Holding and DRI disclaim beneficial ownership of such shares.

          (c) From February 12, 1997, through March 21, 1997, the Fund sold the following shares:


                             Trade                             Net Price
                             Date             Quantity         Per Share

Concord Partners II, L.P.   02/12/97            12,500            7.18
                            02/13/97            30,000            7.28
                            02/14/97               800            7.55
                            02/18/97            10,000            7.43
                            02/19/97            10,000            7.43
                            02/20/97            15,000            7.47
                            02/21/97            10,000            7.80
                            02/24/97             5,000            7.80
                            02/25/97               200            7.80
                            02/28/97               500            7.80

                            03/03/97               500            7.68
                            03/06/97            24,500            8.20
                            03/07/97             2,500            8.18
                            03/08/97             3,000            8.18
                            03/20/97             2,000            7.43
                            03/21/97            70,000            7.18

            (d) To the best knowledge of the Reporting Persons, no person other than those identified in this Schedule has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported on this Schedule.

            (e)   Not applicable.

Item 6. Contracts, Arrangements, Understandings or Rela-tionships with Respect to Securities of the Issuer

          Attached hereto and incorporated herein by reference is Exhibit G, Form of Warrant, with respect to the warrants to purchase Common Stock of the Company, issued to certain of the Reporting Persons. Attached hereto and incorporated herein by reference is Exhibit H, Form of Warrant Agreement, with respect to the warrants to purchase Common Stock of the Company, issued to certain of the Reporting Persons.

Item 7.  Material to be Filed as Exhibits

      Exhibit A     -  Executive Officers and Directors of Dillon,
                        Read Holding Inc.

      Exhibit B     -  Executive Officers and Directors of Dillon,
                        Read Inc.

      Exhibit C     -  Executive Officers and Directors of Dillon,
                        Read & Co. Inc.

      Exhibit D     -  Ownership of Common Stock by Managing Direc-
                        tors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.

      Exhibit E     -  Joint Filing Agreement Pursuant to Rule
                        13d-1(f).

      Exhibit F     -  Form of Power of Attorney Executed by Persons
                        Listed in Exhibit D.

      Exhibit G     -  Form of Warrant.

      Exhibit H     -  Form of Warrant Agreement.

                                  SIGNATURES



      The undersigned certify that, after reasonable inquiry and to the best of their respective knowledge and belief, the information set forth in the Schedule 13D is true, complete and correct.


                                    DILLON, READ HOLDING INC.



                                    By: /s/ David W. Niemiec
                                        ----------------------------
                                        Name:   David W. Niemiec
                                        Title:  Vice Chairman


                                    DILLON, READ INC.



                                    By: /s/ David W. Niemiec
                                        ----------------------------
                                        Name:   David W. Niemiec
                                        Title:  Secretary


                                    DILLON, READ & CO. INC.



                                    By: /s/ David W. Niemiec
                                        ----------------------------
                                        Name:   David W. Niemiec
                                        Title:  Vice Chairman


                                    LEXINGTON PARTNERS IV, L.P.

                                    By:  DRMC Inc.,
                                          its General Partner



                                    By: /s/ David W. Niemiec
                                        -------------------------
                                        Chairman

                                    CONCORD PARTNERS II, L.P.

                        By: Venture Associates II, L.P.,
                                          its General Partner

                                    By:  Dillon, Read Inc.,
                                          its General Partner



                                    By: /s/ Peter A. Leidel
                                        --------------------------
                                        Attorney-in-Fact





Dated:  April 3, 1997

                          SCHEDULE 13D

                            EXHIBIT A

  Executive Officers and Directors of Dillon, Read Holding Inc.


NAME:                         John P. Birkelund

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Dillon, Read & Co. Inc.
          (b)  Address:       535 Madison Avenue
                              New York, NY  10022
          (c)  Title:         Chairman, Director and Managing
                              Director of Dillon, Read & Co. Inc.

CITIZENSHIP:                  USA


NAME:                         David W. Niemiec

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Dillon, Read & Co. Inc.
          (b)  Address:       535 Madison Avenue
                              New York, NY  10022
          (c)  Title:         Vice Chairman, Director, Managing
                              Director, Treasurer and Secretary
                              of Dillon, Read & Co. Inc.

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT A

  Executive Officers and Directors of Dillon, Read Holding Inc.


NAME:                         Francois de Saint Phalle

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Dillon, Read & Co. Inc.
          (b)  Address:       535 Madison Avenue
                              New York, NY  10022
          (c)  Title:         Vice Chairman, Director and Man-
                              aging Director of Dillon, Read &
                              Co. Inc.

CITIZENSHIP:                  USA


NAME:                         Franklin W. Hobbs, IV

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Dillon, Read & Co. Inc.
          (b)  Address:       535 Madison Avenue
                              New York, NY  10022
          (c)  Title:         President, Chief Executive Officer,
                              Director and Managing Director of
                              Dillon, Read & Co. Inc.

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT A

  Executive Officers and Directors of Dillon, Read Holding Inc.


NAME:                         Leendert C. Grijns

RESIDENCE OR                  Internationale Nederlanden (U.S.)
BUSINESS ADDRESS:             Capital Corporation
                              135 East 57th Street
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Internationale Nederlanden (U.S.)
                              Capital Corporation
          (b)  Address:       135 East 57th Street
                              New York, NY  10022
          (c)  Title:         Chairman

CITIZENSHIP:                  Dutch


NAME:                         Jan Hessel Lindenbergh

RESIDENCE OR                  ING Bank
BUSINESS ADDRESS:             De Amsterdam Poort
                              1102 MG Amsterdam Zuiboost
                              The Netherlands

PRINCIPAL OCCUPATION:

          (a)  Name:          ING Bank
          (b)  Address:       De Amsterdam Poort
                              1102 MG Amsterdam Zuiboost
                              The Netherlands
          (c)  Title:         Director

CITIZENSHIP:                  HOLLAND

                          SCHEDULE 13D

                            EXHIBIT B

      Executive Officers and Directors of Dillon, Read Inc.


NAME:                         John P. Birkelund

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY 10022
          (c) Title:          Chairman, Director and Managing
                              Director of Dillon, Read
                                & Co. Inc.

CITIZENSHIP:                  USA


NAME:                         David W. Niemiec

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Vice Chairman, Director, Managing
                              Director, Treasurer and Secretary
                              of Dillon, Read & Co. Inc.

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT B

      Executive Officers and Directors of Dillon, Read Inc.


NAME:                         Francois de Saint Phalle

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Vice Chairman, Director and Man-
                              aging Director of Dillon, Read
                                & Co. Inc.

CITIZENSHIP:                  USA


NAME:                         Franklin W. Hobbs, IV

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          President, Chief Executive Officer,
                              Director and Managing Director of
                              Dillon, Read & Co. Inc.

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         John P. Birkelund

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Chairman, Director and Managing
                              Director

CITIZENSHIP:                  USA


NAME:                         David W. Niemiec

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Vice Chairman, Director, Managing
                              Director, Treasurer and Secretary

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Francois de Saint Phalle

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Vice Chairman, Director and Man-
                              aging Director

CITIZENSHIP:                  USA


NAME:                         Franklin W. Hobbs, IV

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          President, Chief Executive Officer,
                              Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Barbara T. Alexander

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Sharyar Aziz

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Tamara A. Baum

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         James H. Brandi

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         William S. Brenizer

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         James C. Brennan

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         John G. Brim

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Michael A. Cilia

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Frank V. Colombo

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Kenneth S. Crews

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             3950 Trammel Crow Lane
                              2001 Ross Avenue
                              Dallas, TX  75201

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        3950 Trammel Crow Lane
                              2001 Ross Avenue
                              Dallas, TX  75201
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         David M. Dickson, Jr.

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Charles P. Durkin, Jr.

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Blair W. Effron

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Raul P. Esquivel

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Peter M. Flanigan

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director

CITIZENSHIP:                  USA


NAME:                         Thomas J. Hartfield

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         John H.F. Haskell, Jr.

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Anthony B. Helfet

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             555 California Street, Suite 4950
                              San Francisco, CA  94104

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        555 California Street, Suite 4950
                              San Francisco, CA  94104
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         William O. Hiltz

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Robert H. Hotz

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         James W. Hunt

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             3950 Trammel Crow Lane
                              2001 Ross Avenue
                              Dallas, TX  75201

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        3950 Trammel Crow Lane
                              2001 Ross Avenue
                              Dallas, TX  75201
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Peter H. Imhoff

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Yerger Johnstone

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             60 London Wall
                              London EC2M 5TQ
                              United Kingdom

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  UK


NAME:                         Craig A.T. Jones

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             260 Franklin Street - 15th Floor
                              Boston, MA  02110

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        260 Franklin Street - 15th Floor
                              Boston, MA  02110
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Kenjiro Kawaguchi

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             Imperial Tower, 6th Floor
                              1-1-1 Uschisaiwai-cho
                              Chiyoda-ku
                              Tokyo, Japan

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        Imperial Tower, 6th Floor
                              1-1-1 Uschisaiwai-cho
                              Chiyoda-ku
                              Tokyo, Japan
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  Japan


NAME:                         Patrick J. Landers

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Bryan H. Lawrence

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         J. Richard Leaman, III

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Richard R. Macek

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             120 Wall Street
                              New York, NY  10005

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        120 Wall Street
                              New York, NY  10005
          (c) Title:          Controller, Director and Managing
                              Director

CITIZENSHIP:                  USA


NAME:                         Daniel F. Marciano

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Cynthia R. Melcher

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Richard J. Milligan

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Richard H. Montague

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Robert Moulton-Ely

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         John H. Mullin, III

RESIDENCE OR                  Ridgeway Farm Inc.
BUSINESS ADDRESS:             Route 2
                              Box 380
                              Brookneal, VA 24528

PRINCIPAL OCCUPATION:

          (a) Name:           Ridgeway Farm Inc.
          (b) Address:        Route 2
                              Box 380
                              Brookneal, VA 24528
          (c) Title:          Shade Tree Farmer

CITIZENSHIP:                  USA


NAME:                         Christian L. Oberbeck

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Victor A. Pelson

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director

CITIZENSHIP:                  USA


NAME:                         Robert A. Pilkington

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  UK

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Thomas L. Piper, III

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Jerome H. Powell

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         William P. Powell

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Eric W. Roberts

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Kenneth M. Schmidt

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         H.C. Bowen Smith

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Richard R.S. Smith

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Danforth H. Starr

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Jason D. Sweet

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             3950 Trammel Crow Lane
                              2001 Ross Avenue
                              Dallas, TX  75201

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        3950 Trammel Crow Lane
                              2001 Ross Avenue
                              Dallas, TX  75201
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         F. Davis Terry, Jr.

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Lorenzo D. Weisman

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  France


NAME:                         Edward B. Whitney

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         George A. Wiegers

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director

CITIZENSHIP:                  USA


NAME:                         John E. Wilson

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Robert A. Young

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Simon A. Borrows

RESIDENCE OR                  Baring Brothers International
                              Limited
BUSINESS ADDRESS:             60 London Wall
                              London EC2M 5TQ
                              United Kingdom

PRINCIPAL OCCUPATION:

          (a) Name:           Baring Brothers International
                              Limited
          (b) Address:        60 London Wall
                              London EC2M 5TQ
                              United Kingdom
          (c) Title:          Director

CITIZENSHIP:                  UK

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Leendert C. Grijns

RESIDENCE OR                  Internationale Nederlanden (U.S.)
BUSINESS ADDRESS:             Capital Corporation
                              135 East 57th Street
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Internationale Nederlanden (U.S.)
                              Capital Corporation
          (b) Address:        135 East 57th Street
                              New York, NY  10022
          (c) Title:          Chairman

CITIZENSHIP:                  Dutch


NAME:                         James R.C. Lupton

RESIDENCE OR                  Baring Brothers International
                              Limited
BUSINESS ADDRESS:             60 London Wall
                              London EC2M 5TQ
                              United Kingdom

PRINCIPAL OCCUPATION:

          (a) Name:           Baring Brothers International
                              Limited
          (b) Address:        60 London Wall
                              London EC2M 5TQ
                              United Kingdom
          (c) Title:          Executive Director

CITIZENSHIP:                  UK

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Michael D.G. Ross

RESIDENCE OR                  Baring Brothers International
                              Limited
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Baring Brothers International
                              Limited
          (b) Address:        535 Madison Avenue
                              New York, NY 10022
          (c) Title:          Managing Director

CITIZENSHIP:                  UK

                                  SCHEDULE 13D

                                    EXHIBIT D

Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



                       NAME:  Dennis Adler
            NUMBER OF SHARES
        BENEFICIAL OWNERSHIP
                 DISCLAIMED:  575
           AMOUNT AND SOURCE
                  OF FOUNDS:  $2,499.30
               PERCENTAGE OF
         COUTSTANDING COMMON
                      STOCK:  .006%


                       NAME:  Karen Adler-Esterow
            NUMBER OF SHARES
        BENEFICIAL OWNERSHIP
                 DISCLAIMED:  804 (includes 10 warrants)
           AMOUNT AND SOURCE
                   OF FUNDS:  $3,499.30
               PERCENTAGE OF
          OUTSTANDING COMMON
                      STOCK:  .009%

                                  SCHEDULE 13D

                                    EXHIBIT D

Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



                               NAME: John P. Birkelund
                   NUMBER OF SHARES
               BENEFICIAL OWNERSHIP
                        DISCLAIMED:  11,919
                  AMOUNT AND SOURCE
                          OF FUNDS:  $54,191.40
                      PERCENTAGE OF
          OUTSTANDING COMMON STOCK:  .1%


                               NAME: John G. Brim
                    NUMBER OF SHARES
                BENEFICIAL OWNERSHIP
                         DISCLAIMED:  14,493 (includes 360 warrants)
                   AMOUNT AND SOURCE
                            OF FUNDS:  $59,189.95
                       PERCENTAGE OF
            OUTSTANDING COMMON STOCK:  .1%

                                  SCHEDULE 13D

                                    EXHIBIT D

Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



                           NAME: James P. Connelly
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  1,670
               AMOUNT AND SOURCE
                       OF FUNDS:  $7,498.80
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .02%


                           NAME:  Graham K. Crooke*
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  1,375
               AMOUNT AND SOURCE
                       OF FUNDS:  $6,600
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .02%


* In addition, Mr. Crooke owns 1,125 shares which he purchased, in the open market, at a price of $6.50 per share.

                                  SCHEDULE 13D

                                    EXHIBIT D

Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



                           NAME: Douglas A. Darby
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  1,718
               AMOUNT AND SOURCE
                       OF FUNDS:  $7,849.75
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .02%


                           NAME: Kathleen M. Devlin
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  1,874 (includes 49 warrants)
               AMOUNT AND SOURCE
                       OF FUNDS:  $7,998.40
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .02%

                                  SCHEDULE 13D

                                    EXHIBIT D

Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



                             NAME: David Dewey
                 NUMBER OF SHARES
             BENEFICIAL OWNERSHIP
                      DISCLAIMED:  230
                AMOUNT AND SOURCE
                        OF FUNDS:  $1,000.50
                    PERCENTAGE OF
               OUTSTANDING COMMON
                           STOCK:  .003%


                             NAME: Charles P. Durkin, Jr.
                 NUMBER OF SHARES
             BENEFICIAL OWNERSHIP
                      DISCLAIMED:  3,448
                AMOUNT AND SOURCE
                        OF FUNDS:  $15,000.25
                    PERCENTAGE OF
               OUTSTANDING COMMON
                           STOCK:  .04%

                                  SCHEDULE 13D

                                    EXHIBIT D

Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



                            NAME: James L. Elrod, Jr.
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  3,146
               AMOUNT AND SOURCE
                       OF FUNDS:  $14,067.85
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .04%


                            NAME: Marc Fasteau
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  4,452 (includes 67 warrants)
               AMOUNT AND SOURCE
                       OF FUNDS:  $20,000
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .05%

                                  SCHEDULE 13D

                                    EXHIBIT D

Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



                            NAME: Peter M. Flanigan
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  3,729 (includes 91 warrants)
               AMOUNT AND SOURCE
                       OF FUNDS:  $15,000.65
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .04%


                            NAME: Martin J. Flynn
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  968 (includes 11 warrants)
               AMOUNT AND SOURCE
                       OF FUNDS:  $4,000.56
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .01%

                                  SCHEDULE 13D

                                    EXHIBIT D

Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



                            NAME: Harry Hagerty, III
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  1,315
               AMOUNT AND SOURCE
                       OF FUNDS:  $6,000.05
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .01%


                            NAME: Thomas J. Hartfield
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  351 (includes 9 warrants)
               AMOUNT AND SOURCE
                       OF FUNDS:  $1,499.20
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .004%

                                 SCHEDULE 13D

                                    EXHIBIT D

Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



                            NAME: John H.F. Haskell, JR.
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  10,246 (includes 249 warrants)
               AMOUNT AND SOURCE
                       OF FUNDS:  $41,070.20
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .1%


                            NAME: Anthony B. Helfet
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  5,208
               AMOUNT AND SOURCE
                       OF FUNDS:  $25,000
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .06%

                                  SCHEDULE 13D

                                    EXHIBIT D

Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



                            NAME: E. Terri Herman
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  352 (includes 9 warrants)
               AMOUNT AND SOURCE
                       OF FUNDS:  $1,408.50
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .004%


                            NAME: Diana Hoadley
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  485 (includes 6 warrants)
               AMOUNT AND SOURCE
                       OF FUNDS:  $1,999.55
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .005%

                                  SCHEDULE 13D

                                    EXHIBIT D

Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



                            NAME: Franklin W. Hobbs, IV
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  2,654 (includes 31 warrants)
               AMOUNT AND SOURCE
                       OF FUNDS:  $11,067.85
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .03%


                            NAME: Robert H. Hotz
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  2,634 (includes 64 warrants)
               AMOUNT AND SOURCE
                       OF FUNDS:  $10,550.60
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .03%

                                  SCHEDULE 13D

                                    EXHIBIT D

Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



                            NAME: Peter H. Imhoff
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  661 (includes 8 warrants)
               AMOUNT AND SOURCE
                       OF FUNDS:  $3,000.00
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .007%


                            NAME: Craig A.T. Jones
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  8,146 (includes 99 warrants)
               AMOUNT AND SOURCE
                       OF FUNDS:  $34,999.85
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .09%

                                  SCHEDULE 13D

                                    EXHIBIT D

Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



                            NAME: Roger C. Jones
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  787
               AMOUNT AND SOURCE
                       OF FUNDS:  $3,515.80
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .009%


                            NAME: W. Howard Keenan, Jr.
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  996 (includes 12 warrants)
               AMOUNT AND SOURCE
                       OF FUNDS:  $4,219.70
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .01%

                                  SCHEDULE 13D

                                    EXHIBIT D

Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



                            NAME: Gregory P. Knapp
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  1,756 (includes 43 warrants)
               AMOUNT AND SOURCE
                       OF FUNDS:  $7,034.80
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .02%


                            NAME: Douglas Lake
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  1,096
               AMOUNT AND SOURCE
                       OF FUNDS:  $4,999
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .01%

                                  SCHEDULE 13D

                                    EXHIBIT D

Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



                            NAME: Peter G. LaFleche
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  208
               AMOUNT AND SOURCE
                       OF FUNDS:  $1,000
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .002%


                            NAME: Frederick Malek
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  5,510 (includes 71 warrants)
               AMOUNT AND SOURCE
                       OF FUNDS:  $25,000
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .06%

                                  SCHEDULE 13D

                                    EXHIBIT D

Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



                            NAME: Richard H. Montague
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  2,312 (includes 28 warrants)
               AMOUNT AND SOURCE
                       OF FUNDS:  $9,999.60
                  PERCENTAGE  OF
              OUTSTANDING COMMON
                          STOCK:  .03%


                            NAME: Robert Moulton-Ely
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  1,171 (includes 30 warrants)
               AMOUNT AND SOURCE
                       OF FUNDS:  $5,000.
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .01%

                                  SCHEDULE 13D

                                    EXHIBIT D

Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



                            NAME: John H. Mullin, III
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  7,405 (includes 182 warrants)
               AMOUNT AND SOURCE
                       OF FUNDS:  $30,000.85
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .08%


                            NAME: John Murabito
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  1,125
               AMOUNT AND SOURCE
                       OF FUNDS:  $5,079.80
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .01%

                                  SCHEDULE 13D

                                    EXHIBIT D

Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



                            NAME: David W. Niemiec
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  10,955
               AMOUNT AND SOURCE
                       OF FUNDS:  $49,999.45
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .01%


                            NAME: Thomas L. Piper III
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  1,756 (includes 43 warrants)
               AMOUNT AND SOURCE
                       OF FUNDS:  $7,054.60
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .02%

                                  SCHEDULE 13D

                                    EXHIBIT D

Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



                            NAME: James F. Reilly
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  5,464 (includes 133 warrants)
               AMOUNT AND SOURCE
                       OF FUNDS:  $21,999.20
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .06%


                            NAME: Bret E. Russell
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  1,659 (includes 20 warrants)
               AMOUNT AND SOURCE
                       OF FUNDS:  $7,054.60
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .02%

                                  SCHEDULE 13D

                                    EXHIBIT D

Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



                            NAME: Francois de Saint Phalle
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  3,316 (includes 40 warrants)
               AMOUNT AND SOURCE
                       OF FUNDS:  $14,067.85
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .04%


                             NAME: Kenneth M. Schmidt
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  11,558 (includes 141 warrants)
               AMOUNT AND SOURCE
                       OF FUNDS:  $49,999.45
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .1%

                                  SCHEDULE 13D

                                    EXHIBIT D

  Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



                                 NAME: Andrew J. Silver
                     NUMBER OF SHARES
                 BENEFICIAL OWNERSHIP
                          DISCLAIMED:  1,756 (includes 43 warrants)
                    AMOUNT AND SOURCE
                            OF FUNDS:  $7,034.80
                        PERCENTAGE OF
            OUTSTANDING COMMON STOCK:  .02%


                                 NAME: Stuart L. Sindell
                     NUMBER OF SHARES
                 BENEFICIAL OWNERSHIP
                          DISCLAIMED:  469 (includes 12 warrants)
                    AMOUNT AND SOURCE
                            OF FUNDS:  $2,000
                        PERCENTAGE OF
                   OUTSTANDING COMMON
                               STOCK:  .005%

                                  SCHEDULE 13D

                                    EXHIBIT D

Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



                            NAME: H.C. Bowen Smith
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  8,774 (includes 213 warrants)
               AMOUNT AND SOURCE
                       OF FUNDS:  $35,170.65
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .1%


                            NAME: Michael I. Somers
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  2,421
               AMOUNT AND SOURCE
                       OF FUNDS:  $11,000.10
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .03%

                                  SCHEDULE 13D

                                    EXHIBIT D

Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



                            NAME: Danforth W. Starr
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  5,510 (includes 71 warrants)
               AMOUNT AND SOURCE
                       OF FUNDS:  $25,000
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .06%


                            NAME: Jason D. Sweet
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  469 (includes 12 warrants)
               AMOUNT AND SOURCE
                       OF FUNDS:  $2,000
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .005%

                                  SCHEDULE 13D

                                    EXHIBIT D

Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



                            NAME: F. Davis Terry, Jr.
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  2,343 (includes 61 warrants)
               AMOUNT AND SOURCE
                       OF FUNDS:  $10,000
                   PERCENTAGE OF
              OUTSTANDING COMMON  .03%
                          STOCK:


                            NAME: Wayne Thornbrough
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  4,899 (includes 121 warrants)
               AMOUNT AND SOURCE
                       OF FUNDS:  $20,000.65
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .06%

                                  SCHEDULE 13D

                                    EXHIBIT D

Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



                            NAME: James T. Tierney
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  878 (includes 121 warrants)
               AMOUNT AND SOURCE
                       OF FUNDS:  $20,000.65
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .01%


                            NAME: James Treco
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  787
               AMOUNT AND SOURCE
                       OF FUNDS:  $3,516
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .009%

                                  SCHEDULE 13D

                                    EXHIBIT D

Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



                            NAME: Harry Tyson
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  5,747
               AMOUNT AND SOURCE
                       OF FUNDS:  $24,999.45
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .06%


                            NAME: Robert Weeden
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  1,756
               AMOUNT AND SOURCE
                       OF FUNDS:  $7,034.80
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .02%

                                  SCHEDULE 13D

                                    EXHIBIT D

Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



                            NAME: William Weiant
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  1,887 (includes 43 warrants)
               AMOUNT AND SOURCE
                       OF FUNDS:  $8,440.10
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .02%


                            NAME: George H. Weiler, III
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  1,887
               AMOUNT AND SOURCE
                       OF FUNDS:  $7,000.50
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .02%

                                  SCHEDULE 13D

                                    EXHIBIT D

Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



                            NAME: Lorenzo D. Weisman
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  1,661 (includes 42 warrants)
               AMOUNT AND SOURCE
                       OF FUNDS:  $21,102.65
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .02%


                            NAME: Edward B. Whitney
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  4,975 (includes 60 warrants)
               AMOUNT AND SOURCE
                       OF FUNDS:  $35,170.65
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .06%

                                  SCHEDULE 13D

                                    EXHIBIT D

Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



                            NAME: George A. Wiegers
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  8,291 (includes 99 warrants)
               AMOUNT AND SOURCE
                       OF FUNDS:  $28,135.85
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .09%


                            NAME: Kazuo Yamada
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  1,122 (includes 80 warrants)
               AMOUNT AND SOURCE
                       OF FUNDS:  $5,000
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .01%

                                  SCHEDULE 13D

                                    EXHIBIT D

Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



                            NAME: Robert A. Young
                NUMBER OF SHARES
            BENEFICIAL OWNERSHIP
                     DISCLAIMED:  10,995
               AMOUNT AND SOURCE
                       OF FUNDS:  $49,999.45
                   PERCENTAGE OF
              OUTSTANDING COMMON
                          STOCK:  .1%

                          SCHEDULE 13D

                            EXHIBIT E


                     Joint Filing Agreement
                    Pursuant to Rule 13d-1(f)


          The undersigned hereby agree, pursuant to Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, that the annexed Statement on
Schedule 13D and all amendments thereto shall be filed on behalf of each of them.

                             DILLON, READ HOLDING INC.



                             By: /s/ David W. Niemiec
                                 -----------------------------
                                 Name:   David W. Niemiec
                                 Title:  Vice Chairman



                             DILLON, READ INC.



                             By: /s/ David W. Niemiec
                                 -----------------------------
                                 Name:   David W. Niemiec
                                 Title:  Secretary



                             DILLON, READ & CO. INC.



                             By: /s/ David W. Niemiec
                                 -----------------------------
                                 Name:   David W. Niemiec
                                 Title:  Vice Chairman



                             LEXINGTON PARTNERS IV, L.P.

                             By:  DRMC Inc.,
                                  its General Partner



                             By:  /s/ David W. Niemiec
                                  ------------------------------
                                  Chairman

                             CONCORD PARTNERS II, L.P.


                             By:  Venture Associates II, L.P.,
                                  its General Partner

                             By:  Dillon, Read Inc.,
                                  its General Partner



                             By:  /s/ Peter A. Leidel
                                  ------------------------------
                                  Attorney-in-Fact





Dated:  April 3, 1997

                          SCHEDULE 13D

                            EXHIBIT F

                        Power of Attorney


          KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Dillon, Read & Co. Inc. ("Dillon Read"), acting through any of its duly authorized officers, the true and lawful agent and attorney-in-fact of the undersigned with respect to all matters arising in connection with the under- signed's accepting, holding and disposing of investment opportunities that may be presented by Dillon Read to the undersigned from time to time, including but not limited to (i) investments in companies in which Concord Partners, a New York limited partnership, Concord Partners II, a Delaware limited partnership, Saratoga Partners, a Delaware limited partnership, Saratoga Partners II, a Delaware limited partnership, Yorktown Energy Partners, a Delaware limited partnership, The Second Charterhouse Buy-Out Fund, a Delaware limited partnership, France Capital Developpement, a fund organized under the laws of France, or The Sudimer Buy-Out Fund N.V., a Netherlands Antilles corporation, or any similar investment fund is also an investor, and (ii) investments directly in Dillon, Read Industrial Development Capital Fund, a limited partnership established under the laws of England, The Portugal Property Fund, a Netherlands Antilles corporation, or any similar investment fund (each such investment being referred to herein as an "Investment"). Such appointment shall become effective with respect to any Investment upon written notification by the undersigned to Dillon Read that the undersigned wishes to accept such Investment. Without limiting the foregoing, Dillon Read shall have full power and authority: (A) to execute and deliver or otherwise make for and on behalf of the undersigned in such form as Dillon Read may, from time to time, approve, (i) a purchase agreement relating to each Investment, (ii) any amendments to or waivers regarding any such purchase agreement, and (iii) any other agreements or certificates in connection with such Investment; (B) to vote or otherwise act with respect to any securities acquired in an Investment in its sole discretion; and (C) to dispose, on behalf of the undersigned, at any time or from time to time, of all or any specified portion of any Investment, without any prior notification to the undersigned, and in connection therewith to execute and deliver or otherwise make for or on behalf of the undersigned in such form as Dillon Read may approve, and at such time and under such circumstances as Dillon Read may decide, (i) a sales agreement relating to such Investment, and (ii) any other agreements or certificates in connection with the sale of such Investment; in each case, unless and until the undersigned becomes the record holder of such securities, and Dillon Read shall have the sole and exclusive authority to determine when to transfer the record ownership of an Investment to the undersigned (in which case this power of attorney (other than the next two succeeding paragraphs) shall cease with respect to such Investment).

          Dillon Read's approval of the form of any document or certificate shall be conclusively evidenced by Dillon Read's execution thereof.

          The undersigned hereby ratifies and confirms all that said agent and attorney-in-fact may do by virtue hereof. The undersigned also hereby ratifies, confirms and adopts all actions taken prior to this date by Dillon Read on the undersigned's behalf in connection with any Investment in which the undersigned has participated and hereby irrevocably releases Dillon Read and any of its affiliates from any present or future claims, losses or liability in connection with the power of attorney granted hereby, any Investment or any act or omission by Dillon Read in connection therewith.

          This appointment shall be irrevocable with respect to any Investment once the purchase agreement for such Investment has been executed and delivered on behalf of the undersigned pursuant hereto or otherwise.

          This power of attorney and any action taken hereunder by Dillon Read shall not be affected by the subsequent disability, incompetence or death of the undersigned and any such action shall be binding upon the heirs, executors, legal representatives and assigns of the undersigned.



------------------------           -----------------------------
(Date)                             (Signature)




------------------------           -----------------------------
(Place of Execution)               (Print Name)

                                                                  2,684 Warrants

                                  SCHEDULE 13 D


                                    EXHIBIT G



THESE WARRANTS AND THE UNDERLYING SHARES OF COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW. THE SECURITIES MAY NOT BE PLEDGED, HYPOTHECATED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAW OR AN EXEMPTION THEREFROM UNDER SUCH ACT OR LAW. ADDITIONALLY, THE TRANSFER OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THAT CERTAIN SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT DATED AS OF APRIL 8, 1994 AND AS AMENDED FROM TIME TO TIME THEREAFTER AMONG VIRUS RESEARCH INSTITUTE, INC. AND PARTIES SIGNATORY THERETO, AND NO TRANSFER OF SUCH SECURITIES SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF VIRUS RESEARCH INSTITUTE, INC.


                                 FORM OF WARRANT

                  To Subscribe for and Purchase Common Stock of

                         VIRUS RESEARCH INSTITUTE, INC.


         THIS CERTIFIES THAT, for value received, DILLON, READ & CO., INC. or its assigns (hereinafter referred to as the "Holder"), is the holder of the number of warrants (the "Warrants") set forth above, each of which represents the right to purchase one fully paid and non-assessable share of Common Stock, par value $0.001 per share (the "Common Stock") of Virus Research Institute, Inc., a Delaware corporation (the "Company"), at the price of $0.65 per share (the "Exercise Price"), at any time from the date hereof to and including the expiration date, subject, however, to the provisions and upon the terms and conditions hereinafter set forth. The Warrants represented by this warrant certificate (the "Warrant Certificate") are issued, pursuant to the Warrant Agreement, dated as of September 14, 1995 between the Company and the Holder (herein called the "Agreement").

         1.        Exercise of Warrants.

                  (a) The Warrants may be exercise by the Holder, in whole or in part (but not as to a fractional share of Common Stock), by the surrender of this Warrant Certificate, together with a properly endorsed Notice of Exercise in the form at-tached hereto at the office of any duly appointed transfer agent for the Common Stock or at the office of the Company at 61 Moulton Street, Cambridge, MA 02139, and upon payment to the Company, or for the account of the Company, by cash or by certified check or bank draft, of the Exercise Price for such shares. Certificates for the shares so purchased shall be delivered to the Holder after the Warrants shall have been so exercised, and, unless the Warrants have expired, a new warrant certificate representing the unexercised Warrants, if any, shall also be issued to the Holder at that time.

                  (b) Notwithstanding any provisions herein to the contrary, if the fair market value of one share of Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising the Warrants for cash, the Holder may elect to receive shares equal to the value (as determined below) of the Warrants (or the portion thereof being cancelled) in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

                                   X = Y (A-B)
                                        A


Where     X    = the number of shares of Common Stock to be issued to the
                 Holder

          Y = the number of shares of Common Stock purchasable under the Warrants or, if only a portion of the Warrants is being exercised, the portion of the Warrants being cancelled (at the date of such calculation

          A = the fair market value of one share of the Company's Common Stock (at the date of such calculation)

          B    = Exercise Price (as adjusted to the date of such calculation)

For purposes of the above calculation, fair market value of one share of Common Stock shall be determined by the Company's Board of Directors in good faith; provided, however, that where there exists a public market for the Company's Common Stock at the time of such exercise, the fair market value per share shall be the average of the closing bid and asked prices of the Common Stock quoted in the Over-The-Counter Market Summary or the last price of the Common Stock or the closing price quoted on the NASDAQ National Market System or on any exchange on which the Common Stock is listed, whichever is applicable, as published in The Wall Street Journal for the five (5) trading days prior to the date of determination of fair market value.

Notwithstanding the foregoing, in the event the Warrants are exercised in connection with the Company's initial public offering of Common Stock, the fair market value per share shall be the per share offering price to the public of the Company's initial public offering.

         2. Shares to be Issued; Reservation of Shares. All shares of Common Stock which may be issued upon the exercise of the Warrants will, upon issuance, be validly authorized, issued and outstanding, fully paid and non-assessable. The Company agrees that, during the period within which the Warrants may be exercised, the Company will at all times have authorized and reserved a sufficient number of shares of its Common Stock to provide for the exercise of the Warrants and will at its expense expeditiously upon each such reservation of shares procure the listing thereof (subject to issuance or notice of issuance) on all stock exchanges, if any, on which the Common Stock may then be listed.

        3. Adjustment of Exercise Price. The Exercise Price in effect from time to time shall be subject to adjustment as follows:

                  (a) Stock Dividends and Splits. In case the Company shall declare a dividend or other distribution payable in Common Stock or shall subdivide or reclassify its Common Stock into a greater number of shares of Common Stock, the Exercise Price hereunder in effect immediately prior to such action shall be proportionately reduced.

                  (b) Stock Combinations. In case the Company shall combine or reclassify all of the outstanding Common Stock of the Company proportionately into a small number of shares, the Exercise Price hereunder in effect immediately prior to such combination or reclassification shall be proportionately increased.

                  (c) Reorganization. If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions shall be made whereby the Holder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of the Common Stock of the Company immediately theretofore issuable upon exercise of the Warrants, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock immediately theretofore issuable upon exercise of the Warrants had such reorganization, reclassification, consolidation, merger or sale not taken place; and in any such case appropriate provisions shall be made with respect to the rights and interest of the Holder to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Exercise Price and of the number of shares issuable upon the exercise of the Warrants) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. The Company shall not effect any such consolidation, merger or sale, unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by a written instrument executed and mailed by registered mail or delivered to the Holder at the address as shown on the records of the Company, the obligation of the Company to deliver to the Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to upon exercise of the Warrants.

                  (d) Anti-dilution. If the Company shall, at any time or from time to time after the date hereof, issue any shares of Common Stock or other securities (including options or other rights) convertible into, or exchangeable or exercisable for, shares of Common Stock, in each case other than Excluded Stock (as such term is defined in the Company's Fifth Restated Certificate of Incorporation, as amended and restated from time to time (the "Certificate of Incorporation")) or any securities issued pursuant to a waiver from the anti-dilution provision set forth in this Section 3(d) executed by a majority of holders of these Warrants and similar warrants issued by the Company in connection with that certain Loan Agreement, dated as of September 14, 1995, among the Company and certain lenders signatory thereto, without consideration or for a consideration per share less than the Exercise Price in effect immediately prior to the issuance of such Common Stock or other securities, the Exercise Price in effect immediately prior to each such issuance shall automatically be reduced, effective immediately upon the closing of such issuances in order to increase the number of shares of Common Stock into which the Warrants are exercisable, to a price determined by dividing (A) an amount equal to the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issuance multiplied by the then existing applicable Exercise Price, and (y) the consideration, if any, received by the Company from such issuance, by (B), the total number of shares of Common Stock outstanding immediately after such issuance, provided that, for purposes of this Section 3(d) all shares of Common Stock issuable upon exercise of the Warrants shall be deemed to be outstanding. For the purposes of calculating any adjustment of the Exercise Price pursuant hereto, the provisions of Section A.7(d)(i) of the Certificate of Incorporation shall apply.

                  (e) Adjustment of Number of Shares. Upon each adjustment of the Exercise Price, the number of shares of Common Stock purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of shares purchasable immediately prior to such adjustment in the Exercise Price by a fraction, the numerator of which shall be the Exercise Price immediately prior to such adjustment and the denominator of which shall be the Exercise Price immediately thereafter.

                  (f) Notice of Adjustment. Upon each adjustment of the Exercise Price, the Company shall give prompt written notice thereof addressed to the Holder at the address of the Holder as shown on the records of the Company, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares issuable upon the exercise of the Warrants, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

         4. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Warrants. If, upon exercise of the Warrants, the Holder would, except for the provisions of this paragraph 4, be entitled to receive a fractional share of Common Stock, then the Holder shall receive in lieu thereof one full share of Common Stock, without any additional payment to the Company therefor.

         5.        Notice of Capital Changes.  At the time:

             (a) the Company shall declare any dividend or distribution payable to the holders of its Common Stock;

             (b) there shall be any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation or business organization; or

             (c) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

the Company, in any one or more of said cases, shall give the Holder written notice, by registered mail, of the date on which a record shall be taken for such dividend or distribution or for determining shareholders entitled to vote upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and of the date when any such transaction shall take place, as the case may be. Such notice shall also specify the date as of which the holders of Common Stock of record shall participate in such dividend or distribution, or shall be entitled to exchange their Common

Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up, as the case may be. Such written notice shall be given at least 30 days prior to the transaction in question and not less than 20 days prior to the record date in respect thereof.

         6. Registration Under the Securities Act of 1933. The Holder shall be entitled to the same "demand" and "piggy-back" registration rights, and shall be subject to the terms, conditions and restrictions with respect to the registration and sale of such stock, as that set forth in the Second Amended and Restated Stockholders' Agreement, dated as of April 8, 1994 and amended as of December 24, 1994, and as amended from time to time thereafter (the "Stockholders' Agreement") among the Company and the Investors (as defined in the Stockholders' Agreement), the terms and provisions of which are hereby incorporated herein by this reference thereto; provided that the registration rights granted hereunder shall only be exercised in tandem with the exercise of registration rights under the Stockholders' Agreement.

        7. Expiration Date. As used herein "expiration date" shall mean December 14, 2005.

         8. Exchange or Replacement. This Warrant Certificate is exchangeable, upon the surrender hereof by the Holder at the office of the Company referred to in paragraph 1 hereof for a new warrant certificate of like tenor representing in the aggregate the right to subscribe for and purchase the number of shares which may be subscribed for and purchased hereunder, such new warrant certificate to represent the right to subscribe for and purchase the number of shares that shall be designated by the Holder at the time of such surrender. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant Certificate and, in the case of any such loss, theft or destruction, upon delivery of a bond of indemnity satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant Certificate, the Company will issue to the Holder hereof a new warrant certificate of like tenor, in lieu of this Warrant Certificate, representing the right to subscribe for and purchase the number of shares which may be subscribed for and purchased hereunder.

        9. General Laws. This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

                                  [End of Text]

         IN WITNESS WHEREOF, Virus Research Institute, Inc. has caused this Warrant Certificate to be signed by its duly authorized officers under its corporate seal, and this Warrant Certificate to be dated as of December 14, 1995.


                                    VIRUS RESEARCH INSTITUTE, INC.

[Seal]


                                    By:  /s/ David H. Ramsdell
                                         ---------------------------
                                         David H. Ramsdell
                                         Chief Financial Officer


Attest:


/s/ Paul W. Lee
Paul W. Lee
Assistant Secretary

                                     FORM OF
                               NOTICE OF EXERCISE


TO:  Virus Research Institute, Inc.


        1. The undersigned hereby elects to purchase ________ shares of the Common Stock, $.001 par value per share, of Virus Research Institute, Inc. ("VRI") pursuant to the terms of the attached Warrant Certificate.

        2. Please issue a certificate representing said shares of Common Stock, $.001 par value per share, in the name of the undersigned.

        3. The undersigned represents that the aforesaid shares of Common Stock, $.001 par value per share, are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares unless pursuant to the Warrant Agreement dated as of September 14, 1995 between the undersigned and VRI.


Dated:



                                     DILLON, READ & CO., INC.



                                       By:
                                          -------------------
                                          Name:
                                          Title:

                                 SCHEDULE 13 D
                                   EXHIBIT H

                           FORM OF WARRANT AGREEMENT



                             Dated as of [        ]

[Investor]

Ladies and Gentlemen:

         In connection with your loan to Virus Research Institute, Inc. (the
"Company") in the principal amount of $[      ], the parties hereto desire that
you be issued the Warrants (as defined below upon the terms and conditions set forth below):

         1. As additional consideration for your loan, the Company hereby agrees
to issue to you that number of warrants representing [   ]% of the total
outstanding indebtedness owed to you on the last day of each 30-day period
subsequent to the date hereof under the Promissory Note dated as of [    ]
(the "Note") issued to you by the Company. The warrants shall be exercisable for shares of Common Stock $.001 par value per share (the "Common Stock") of the Company, at an exercise price of $.[ ] per share (the "Warrants"), on the terms and subject to the conditions set forth in the warrant certificate attached hereto as Exhibit A (the "Warrant Certificate"). The number of warrants representing 100% of the total indebtedness on the date hereof under the Note shall be the maximum number of Warrants that you may acquire hereunder. The Warrants will be exercisable for a period of ten (10) years.

         2. You understand that the Warrants to be acquired by you hereunder (or the shares of the Company's Common Stock issued to you upon exercise of the Warrants (the "Warrant Shares")) have not been registered under the Securities Act of 1933, as amended (the "Act") or the securities laws of any state. You hereby represent and warrant that you are acquiring the Warrants and the Warrant Shares for your own account for investment and not with a view to, or for resale in connection with, any "distribution" as that term is used in the Act and the rules and regulations of the Securities and Exchange Commission (the "SEC") thereunder (or all or any portion thereof), and no sale or transfer thereof may be effected without an effective registration statement or an opinion of counsel of the holder thereof, satisfactory to the Company, that such registration is not required under the Act. In connection with the foregoing, you understand that the Warrants and the certificate for the Warrant Shares will be imprinted with a legend making reference to such transfer restrictions.

         3. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and you and your successors and assigns.

         4. Notwithstanding anything herein to the contrary, the Warrants shall be governed by the terms and conditions set forth in the Warrant Certificate.

         5. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

         6. Borrower agrees to pay the reasonable legal fees and expenses incurred in connection with the transactions contemplated hereunder.

         7. The Company agrees to amend its Restated Certificate of Incorporation as is necessary to provide for a sufficient number of authorized shares of Common Stock to be reserved for issuance pursuant to the exercise of the Warrants.

         8. Borrower agrees to use its best efforts to cause and maintain at all times a sufficient number of shares of Common Stock to be reserved for issuance pursuant to the exercise of outstanding Warrants.

                 [Remainder of page intentionally left blank.]

         Please sign and return a copy of this letter to signify your agreement to the foregoing. As set forth more fully above, the Company will deliver to you a Warrant Certificate at the end of each 30-day period indebtedness on the Note is outstanding.

                                     Very truly yours,

                                     VIRUS RESEARCH INSTITUTE, INC.



                                     By:
                                        --------------------------
                                        David Ramsdell
                                        Vice President - Finance


Agreed and Accepted:

[Investor]

By:  [          ]


By:
   -----------------------
   Name:
   Title: